Exhibit 14
FORM OF CODE OF ETHICS
OF
HICKS ACQUISITION COMPANY II, INC.
1. Introduction
The Board of Directors (the “Board”) of Hicks Acquisition Company II, Inc. (the “Company”) has adopted this code of ethics (this “Code”), which is applicable to all directors, officers and employees of the Company (as defined below), to:
•	promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	promote the full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”), as well as in other public communications made by or on behalf of the Company;

•	promote compliance with applicable governmental laws, rules and regulations;

•	deter wrongdoing; and

•	require prompt internal reporting of breaches of, and accountability for adherence to, this Code.
This Code may be amended or modified by the Board. In this Code, references to the “Company” means Hicks Acquisition Company II, Inc. and, in appropriate context, the Company’s subsidiaries, if any.
2. Honest, Ethical and Fair Conduct
Each person owes a duty to the Company to act with integrity. Integrity requires, among other things, being honest, fair and candid. Deceit, dishonesty and subordination of principle are inconsistent with integrity. Service to the Company should never be subordinated to personal gain and advantage.
Each person must:
•	Act with integrity, including being honest and candid while still maintaining the confidentiality of the Company’s information where required or when in the Company’s interests;

•	Observe all applicable governmental laws, rules and regulations;

•	Comply with the requirements of applicable accounting and auditing standards, as well as Company policies, in order to maintain a high standard of accuracy and completeness in the Company’s financial records and other business-related information and data;

•	Adhere to a high standard of business ethics and not seek competitive advantage through unlawful or unethical business practices;

•	Deal fairly with the Company’s customers, suppliers, competitors and employees;

•	Refrain from taking advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice;

•	Protect the assets of the Company and ensure their proper use;

•	Until the earliest of (i) the Company’s initial business combination (as such is defined in the Company’s initial registration statement filed with the SEC), (ii) liquidation, or (iii) such time as such person ceases to be an officer of the Company, to first present to the Company for its consideration, prior to presentation to any other entity, any business opportunity with an enterprise value of $100 million or more, subject to any pre-existing fiduciary or contractual obligations such officer may have.

•	Avoid conflicts of interest, wherever possible, except as may be allowed under guidelines or resolutions approved by the Board (or the appropriate committee of the Board) or as disclosed in the Company’s public filings with the SEC. Anything that would be a conflict for a person subject to this Code also will be a conflict for a member of his or her immediate family or any other close relative. Examples of conflict of interest situations include, but are not limited to, the following:
•	any significant ownership interest in any supplier or customer;

•	any consulting or employment relationship with any supplier or customer;

•	the receipt of any money, non-nominal gifts or excessive entertainment from any entity with which the Company has current or prospective business dealings;

•	selling anything to the Company or buying anything from the Company, except on the same terms and conditions as comparable officers or directors are permitted to so purchase or sell;

•	any other financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the Company; and

•	any other circumstance, event, relationship or situation in which the personal interest of a person subject to this Code interferes — or even appears to interfere — with the interests of the Company as a whole.
3. Disclosure
The Company strives to ensure that the contents of and the disclosures in the reports and documents that the Company files with the SEC and other public communications shall be full, fair, accurate, timely and understandable in accordance with applicable disclosure standards, including standards of materiality, where appropriate. Each person must:
•	not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s independent registered public accountants, governmental regulators, self-regulating organizations and other governmental officials, as appropriate; and

•	in relation to his or her area of responsibility, properly review and critically analyze proposed disclosure for accuracy and completeness.
In addition to the foregoing, the Chief Executive Officer and Chief Financial Officer of the Company and each subsidiary of the Company (or persons performing similar functions), and each other person that typically is involved in the financial reporting of the Company must familiarize himself or herself with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company.
Each person must promptly bring to the attention of the Chairman of the Board any information he or she may have concerning (a) significant deficiencies in the design or operation of internal and/or disclosure controls that could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.
4. Compliance
It is the Company’s obligation and policy to comply with all applicable governmental laws, rules and regulations. It is the personal responsibility of each person to, and each person must, adhere to the standards and restrictions imposed by those laws, rules and regulations, including those relating to accounting and auditing matters.
5. Reporting and Accountability
The Board is responsible for applying this Code to specific situations in which questions are presented to it and has the authority to interpret this Code in any particular situation. Any person who becomes aware of any existing or potential breach of this Code is required to notify the Chairman of the Board promptly. Failure to do so is, in and of itself, a breach of this Code.

Specifically, each person must:
•	Notify the Chairman of the Board promptly of any existing or potential violation of this Code.

•	Not retaliate against any other person for reports of potential violations that are made in good faith.
The Company will follow the following procedures in investigating and enforcing this Code and in reporting on the Code:
•	The Board will take all appropriate action to investigate any breaches reported to it.

•	Upon determination by the Board that a breach has occurred, the Board (by majority decision) will take or authorize such disciplinary or preventive action as it deems appropriate, after consultation with the Company’s General Counsel, up to and including dismissal or, in the event of criminal or other serious violations of law, notification of the SEC or other appropriate law enforcement authorities.
No person following the above procedure shall, as a result of following such procedure, be subject by the Company or any officer or employee thereof to discharge, demotion suspension, threat, harassment or, in any manner, discrimination against such person in terms and conditions of employment.
6. Waivers and Amendments
Any waiver (defined below) or an implicit waiver (defined below) from a provision of this Code for the principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions or any amendment (as defined below) to this Code is required to be disclosed in a current report on Form 8-K filed with the SEC. In lieu of filing a Form 8-K to report any such waivers or amendments, the Company may provide such information on a website, in the event that it establishes one in the future, and if it keeps such information on the website for at least 12 months and discloses the website address as well as any intention to provide such disclosures in this manner in its most recently filed Annual Report on Form 10-K.
A “waiver” means the approval by the Company’s Board of a material departure from a provision of the Code. An “implicit waiver” means the Company’s failure to take action within a reasonable period of time regarding a material departure from a provision of the Code that has been made known to an executive officer of the Company. An “amendment” means any amendment to this Code other than minor technical, administrative or other non-substantive amendments hereto.
All persons should note that it is not the Company’s intention to grant or to permit waivers from the requirements of this Code. The Company expects full compliance with this Code.

7. Other Policies and Procedures
Any other policy or procedure set out by the Company in writing or made generally known to employees, officers or directors of the Company prior to the date hereof or hereafter are separate requirements and remain in full force and effect.
8. Inquiries
All inquiries and questions in relation to this Code or its applicability to particular people or situations should be addressed to the Company’s Secretary, or such other compliance officer as shall be designated from time to time by the Company.